Exhibit 99.1
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                                                            [AT&T WIRELESS LOGO]
NEWS RELEASE
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For Further Information:

David Caouette
425-894-4160 (wireless)
david.caouette@attws.com
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                   AT&T WIRELESS AND NTT DOCOMO OUTLINE PLANS
                     FOR TARGETED ROLLOUT OF W-CDMA SERVICES

  KEY SECTORS OF FOUR MAJOR U.S. MARKETS TO LAUNCH BY THE END OF DECEMBER 2004

For Immediate Release:  Thursday, December 26, 2002
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     Redmond, WA -- AT&T Wireless (NYSE: AWE) today announced the four major
U.S. markets in which they will first deploy and launch W-CDMA (wideband code division multiple band access), the most widely adopted global standard for next generation wireless technology. The company said this will be the first deployment of true wideband third generation (3G) wireless data services in the Western Hemisphere. By the end of December 2004 the company plans a commercial launch in sections of four U.S. cities that have a high concentration of mobile professionals.

     As part of a filing with the Securities and Exchange Commission today, AT&T Wireless and DoCoMo said they plan to launch the communications cores of San Francisco, San Diego, Seattle and Dallas as the first four U.S. markets for W-CDMA deployment. The announced 3G build and launch will follow a planned deployment of high data speed EDGE technology (enhanced data rates evolution) by AT&T Wireless later next year. This is the next step in AT&T Wireless' planned global-standard technology evolution, which will enable it to offer customers the most advanced voice, data, messages, music, information and video services as it progresses from GSM and GPRS technology to EDGE and then to W-CDMA.

     "AT&T Wireless and our close partner NTT DoCoMo, are firmly committed to introducing W-CDMA in the U.S.," said John Zeglis, AT&T Wireless chairman and CEO. "Today's announcement demonstrates our shared vision to unveil true third generation wireless services in a way that offers the most potential. We selected four premiere cities that have a high concentration of mobile professionals who are eager to explore and adopt the latest technology.

     "This is a great opportunity to bring the newest wireless capabilities to leading edge customers," Zeglis added. "Our initial four-city deployment will cover a population exceeding seven and half million people -- many of whom are technically savvy and share an enthusiasm for being ahead of the pack. Following our GSM/GPRS/EDGE deployment, our roll-out of W-CDMA will be carefully timed and targeted, and enable us to make the most efficient use of our capital."

     "I am pleased that AT&T Wireless shares the same perspective towards 3G services as NTT DoCoMo, and it is exciting for us to contribute to the cultivation of the huge data market potential in the U.S. W-CDMA is a proven technology and I believe that it will be successful here in the U.S. and throughout the world," said Dr. Tachikawa, president and CEO of NTT DoCoMo.

     In the third quarter, AT&T Wireless said it had completed the rollout of its new GSM/GPRS network nationwide on budget and ahead of schedule. The company said it is now installing GSM/GPRS equipment in the six major markets it acquired in the Midwest region of the U.S. through its acquisition of Telecorp in February 2002. AT&T Wireless expects to complete installation in the remaining TeleCorp markets in mid-2003. AT&T Wireless said the new GSM/GPRS network appeals to customers seeking the latest devices as well as the most advanced data applications.

     The company said it will also deploy EDGE technology in its network in 2003, boosting peak network speed to approximately 384 kilobits per second. With W-CDMA, AT&T Wireless said it expects to offer customers the fastest available data service reaching a peak network speed of approximately two megabits per second.

     To provide initial W-CDMA customers with the global coverage they expect, AT&T Wireless said the W-CDMA devices it introduces in its initial U.S. markets will be able to operate on the company's GSM/GPRS/EDGE network, and will have GSM international roaming capability. AT&T Wireless has already begun testing W-CDMA technology in Dallas. In addition, on November 12, AT&T Wireless and DoCoMo successfully placed the first 3G call between New York City and Tokyo using W-CDMA technology.

     AT&T Wireless said it has formed a special committee of its Board of Directors to oversee the results of the four-city launch and make recommendations to the full Board about the scope and timing of future W-CDMA rollouts. The committee will include DoCoMo representation.

     Reflecting the two companies' strong partnership and close working relationship, AT&T Wireless said DoCoMo will have the right to nominate a representative to the AT&T Wireless Board of Directors. This is in addition to the board seat already held by Mr. Nobuharu Ono, president and CEO, NTT DoCoMo, USA, Inc.

     The company said the investor agreement that was signed with DoCoMo in December 2000 has been amended to reflect the W-CDMA deployment plans outlined in today's announcement.

     AT&T Wireless said the W-CDMA deployment plan announced today will allow the company to cover some of the most promising U.S. markets while maintaining a prudent level of capital expenditures. Further details on the company's financial expectations will be shared with investors and analysts at a meeting on January 28.

     W-CDMA is also often referred to as UMTS (universal mobile telecommunications system). Despite the similarity of the acronyms, CDMA 2000 and W-CDMA are not compatible.

     The timing of today's announcement coincides with approvals of both companies' boards.

AT&T WIRELESS

     AT&T Wireless (NYSE: AWE) is the largest independently traded wireless carrier in the United States, following our split from AT&T on July 9, 2001. AT&T Wireless now operates the largest GSM/GPRS network in the Western Hemisphere. With 20.2 million subscribers, and full-year 2001 revenues exceeding $13.6 billion, AT&T Wireless will continue delivering advanced high-quality mobile wireless communications services, voice or data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com.
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